U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2008

GREAT CHINA INTERNATIONAL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

0-23015
(Commission File No.)

Nevada	87-0450232
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

C Site 25-26F Presidential Building, No. 69 Heping North Street
Heping District, Shenyang 110003, Peoples Republic of China
(Address of principal executive offices)

0086-24-2281388
(Registrant’s telephone number)

Not applicable
(Former Name or Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective March 14, 2008, Raymond Reed Baker was elected by the board as a director of Great China International Holdings, Inc. No determination has been made with respect to the appointment of Mr. Baker to any board committees. In the course of his service as a director, the parties are agreed that Mr. Baker will assist Great China International with financing and budgeting issues, along with matters that arise in the course of Great China International’s business operations. Great China International agreed to pay to Mr. Baker a monthly fee of RMB 10,000 (approximately US $1,408). There were no transactions between Great China International and Mr. Baker in 2007 and no transactions agreed or contemplated for 2008 that involve the payment of consideration in excess of US $120,000.

Mr. Baker is a US citizen, is a Managing Director with The One World Investment Group and has lived in China since 2004. He began his career with PricewaterhouseCoopers LLP, serving in the Transition Services practice and specializing in financial due diligence. Mr. Baker is a Certified Public Accountant in the state of Pennsylvania, has a B.S. in Accounting from The Pennsylvania State University and an MBA from Hong Kong University.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Great China International Holdings, Inc.

Date: March 14, 2008	By:	/s/ Frank Jiang
Frank Jiang, Chief Executive Officer